EXHIBIT 99.1

Global Self Storage Reports Second Quarter 2023 Results

Continued Same-Store Revenue Growth Driven by Focus on Operational Fundamentals, Strong Occupancy, and Industry Resilience despite a More Competitive Pricing Landscape

Millbrook, NY – August 11, 2023 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires and redevelops self-storage properties, reported results for the second quarter ended June 30, 2023. All comparisons are to the same year-ago period unless otherwise noted.

Q2 2023 Highlights

•
Total revenues increased 3.6% to $3.1 million.
•
Net income totaled $578,000 or $0.05 per diluted share.
•
Funds from operations (FFO) decreased 0.4% to $1.1 million or $0.10 per diluted share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
Adjusted FFO (AFFO), a non-GAAP term, decreased 2.8% to $1.1 million or $0.10 per diluted share.
•
Same-store revenues increased 3.6% to $3.1 million.
•
Same-store net operating income (NOI), a non-GAAP term, increased 0.2% to $2.0 million.
•
Same-store occupancy at June 30, 2023 was 90.5% compared to 93.1% at June 30, 2022 as the company optimized rental revenue. As of July 31, 2023, same-store occupancy increased to 91.9%.
•
Same-store average tenant duration of stay at June 30, 2023 was approximately 3.3 years, increasing from approximately 3.2 years.
•
Maintained quarterly dividend of $0.0725 per common share.
•
Capital resources at June 30, 2023 totaled approximately $24.4 million, comprised of $6.8 million in cash, cash equivalents and restricted cash; $2.6 million in marketable securities; and $15 million available under the company’s revolving credit facility.

First Half 2023 Highlights

•
Total revenues increased 5.6% to $6.1 million.
•
Net income totaled $1.6 million or $0.14 per basic and diluted share.
•
FFO increased 5.9% to $2.1 million or $0.19 per diluted share.
•
AFFO increased 3.4% to $2.2 million or $0.20 per diluted share.
•
Same-store revenues increased 5.6% to $6.1 million.

•
Same-store NOI increased 4.1% to $3.9 million.

Dividend Increase

On June 1, 2023, the company declared a quarterly dividend of $0.0725 per share. This was an increase of 11.5% from same year-ago period and consistent with the previous quarter. The quarterly distribution represents an annualized dividend rate of $0.29 per share, an increase of $0.03 per share from the previous annual rate of $0.26 per share.

Company Objective

The objective of the company is to increase value over time for the benefit of its stockholders. Toward this end, the company will continue to execute its strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at its existing properties. Its board of directors regularly reviews the company’s strategic business plan, including topics and metrices like capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

The management of Global Self Storage believes that the company’s continued operational performance and capital resources position it well to continue to pursue its strategic business plan.

Management Commentary

“We generated topline revenue that was a record for a second quarter and an overall record for the first half of the year despite a more competitive pricing landscape,” commented Global Self Storage president and CEO, Mark C. Winmill. “We achieved this despite the return to normalcy in demand post-pandemic and against the year-over-year comparable of peak demand that was largely driven by pandemic-related relocations.

“We also achieved record same-store revenue and NOI in the first half of 2023, despite the expected industry-wide deceleration in same-store revenue growth. We believe this reflects how our operational performance was bolstered by effective internet and digital marketing initiatives that contributed to maintaining overall average same-store occupancy at around 90% by the end of the quarter. These efforts have recently yielded even better results, with our same-store occupancy increasing to 91.9% at the end of July.

“We believe our commitment to exceptional customer service has continued to foster strong brand loyalty and enthusiastic word-of-mouth referrals. Combined with our unique marketing strategies, this has allowed us to attract high-quality tenants who will store with us for longer than the industry average. In fact, our same-store average tenant duration of stay at the end of the second quarter was a peer-leading 3.3 years.

“After the exceptional year of industry-wide growth in 2022, we expect the rest of the year to reflect pre-pandemic demand patterns as same-store revenue growth continues to slow across the industry. This means a more competitive pricing landscape, including move-in rate pricing pressures and additional measured marketing spend to attract tenants, with our overall spending continuing to be impacted by inflation-related factors.

“However, we are not alone in these challenges and see these market conditions creating new opportunities for favorable acquisitions and joint ventures. Encouraged by our strong balance sheet, we are actively evaluating a number of potential self-storage property acquisitions that are located in secondary and tertiary markets in the Northeast, Mid-Atlantic, Midwest, and South Central regions of the U.S. We see these markets having lower supply growth and generally less competition from other professionally managed self-storage operators.

“As we proceed through the second half of the year, we expect to benefit from the seasonally strong months for self-storage. We also remain confident that our strategy of providing a convenient, clean, secure, and hassle-free customer experience will continue to attract high-quality tenants to our premium self-storage platform, with this ultimately delivering favorable returns to our stockholders."

Q2 2023 Financial Summary

Total revenues increased 3.6% to $3.1 million in the second quarter of 2023, as compared to $3.0 million in the same period last year. This increase was due primarily to an increase in rental rates.

Total operating expenses in the second quarter of 2023 increased 11.0% to $2.3 million, as compared to $2.1 million in the same period last year. The increase was attributable to an increase in store level expenses and general and administrative expenses. The increase in store level operating expenses was due primarily to increased expenses for marketing costs, employment costs, and real estate property taxes.

Operating income decreased 13.5% to $778,000 in the second quarter of 2023, as compared to $899,000 in the same period last year.

Net income was $578,000 or $0.05 per basic and diluted share in the second quarter of 2023, as compared to $404,000 or $0.04 per basic and diluted share in the same year-ago period.

As of June 30, 2023, the company’s capital resources totaled approximately $24.4 million, comprised of $6.8 million in cash, cash equivalents and restricted cash, $2.6 million of marketable securities, and $15.0 million available for withdrawal under the company’s revolving credit facility.

Q2 2023 Same-Store Results

As of June 30, 2023, the company owned 12 same-store properties and zero non-same-store properties, and managed one third-party owned property.

For the second quarter of 2023, same-store revenues increased 3.6% to $3.1 million compared to $3.0 million in the same period last year. This increase was due primarily to increased rental rates.

Same-store cost of operations in the second quarter increased 10.2% to $1.1 million compared to $1.0 million in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for employment costs, real estate property taxes and marketing costs.

Same-store NOI increased 0.2% to $2.0 million in the second quarter of 2023, compared to $2.0 million in the same period last year. The increase was primarily due to the increase in same-store revenues.

Same-store occupancy at June 30, 2023 decreased to 90.5% from 93.1% at June 30, 2022. As of July 31, 2023, occupancy at the company’s same-store properties was 91.9%.

Same-store average duration of tenant stay at June 30, 2023 was 3.3 years, up from approximately 3.2 years at June 30, 2022.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q2 2023 Operating Results

Net income in the second quarter of 2023 was $578,000 or $0.05 per basic and diluted share, compared to $404,000 or $0.04 per basic and diluted share in the second quarter of 2022.

Property operations expense increased to $1.1 million in the second quarter of 2023 from $1.0 million in the same period last year.

General and administrative expenses increased to $810,000 in the second quarter of 2023, as compared to $653,000 in the same period last year.

Business development costs decreased to zero in the second quarter of 2023 compared to $33,000 in the same period last year.

Interest expense for the second quarter of 2023 decreased to $171,000 from $220,000 in the year-ago period. This decrease was attributable to the change in fair value of the interest rate cap and cash settlements under the interest rate cap from the difference between the reference interest rate and the strike rate.

FFO in the second quarter of 2023 decreased 0.4% to $1.1 million or $0.10 per diluted share, compared to FFO of $1.1 million or $0.10 per diluted share in the same period last year.

AFFO in the second quarter of 2023 decreased 2.8% to $1.1 million or $0.10 per diluted share, compared to AFFO of $1.2 million or $0.11 per diluted share in the same period last year.

First Half 2023 Financial Summary

For the first half of 2023, total revenues increased 5.6% to $6.1 million, as compared to $5.8 million in the same period last year. This increase was due primarily to an increase in rental rates.

Total operating expenses in the first half of 2023 increased 7.0% to $4.5 million, as compared to $4.2 million in the same period last year. The increase was primarily attributable to an increase in store level expenses and general and administrative expenses. The increase in store level operating expenses was due primarily to increased expenses for marketing costs, employment costs, and real estate property taxes.

Operating income increased 1.9% to $1.6 million in the first half of 2023, as compared to $1.6 million in the same period last year.

Net income was $1.6 million or $0.14 per basic and diluted share in the first half of 2023, as compared to $687,000 or $0.06 per basic and diluted share in the same period last year.

First Half 2023 Same-Store Results

For the first half of 2023, same-store revenues increased 5.6% to $6.1 million compared to $5.8 million in the same period last year. This increase was due primarily to increased rental rates.

Same-store cost of operations in the first half increased 8.2% to $2.2 million compared to $2.0 million in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for employment costs, real estate property taxes and marketing costs.

Same-store NOI increased 4.1% to $3.9 million in the first half of 2023, compared to $3.7 million in the same period last year. The increase was primarily due to the increase in same-store revenues.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

First Half 2023 Operating Results

Net income in the first half of 2023 was $1.6 million or $0.14 per basic and diluted share, compared to $687,000 or $0.06 per basic and diluted share in the first half of 2022.

Property operations expense increased to $2.2 million in the first half of 2023, as compared to $2.0 million in the same period last year.

General and administrative expenses increased to $1.5 million in the first half of 2023, as compared to $1.3 million in the same period last year.

Business development costs decreased to $5,249 in the first half of 2023 compared to $42,110 in the same period last year.

Interest expense for the first half of 2023 decreased to $407,000 from $409,000 in the year-ago period. This decrease was attributable to cash settlements under the interest rate cap from the difference between the reference interest rate and the strike rate, lower interest expense, and the change in fair value of the interest rate cap.

FFO in the first half of 2023 increased 5.9% to $2.1 million or $0.19 per diluted share, compared to FFO of $2.0 million or $0.19 per diluted share in the same period last year.

AFFO in the first half of 2023 increased 3.4% to $2.2 million or $0.20 per diluted share, compared to AFFO of $2.2 million or $0.20 per diluted share in the same period last year.

Q2 2023 and Second Half 2023 FFO and AFFO (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$578,070	$404,200	$1,570,611	$687,407
Eliminate items excluded from FFO:
Unrealized loss (gain) on marketable equity securities	115,347	604,622	(246,703)	830,373
Depreciation and amortization	408,538	404,462	815,379	809,383
Gain on PPP loan forgiveness	—	(307,210)	—	(307,210)

FFO attributable to common stockholders	1,101,955	1,106,074	2,139,287	2,019,953
Adjustments:
Compensation expense related to stock-based awards	43,921	39,329	81,708	91,933
Business development, capital raising, store acquisition, and third-party management marketing expenses	—	33,310	5,249	42,110
AFFO attributable to common stockholders	$1,145,876	$1,178,713	$2,226,244	$2,153,996

Earnings per share attributable to common stockholders - basic	$0.05	$0.04	$0.14	$0.06
Earnings per share attributable to common stockholders - diluted	$0.05	$0.04	$0.14	$0.06
FFO per share - diluted	$0.10	$0.10	$0.19	$0.19
AFFO per share - diluted	$0.10	$0.11	$0.20	$0.20

Weighted average shares outstanding - basic	11,041,503	10,767,619	11,037,868	10,714,565
Weighted average shares outstanding - diluted	11,083,258	10,824,760	11,081,799	10,773,643

Additional Information

Additional information about the company’s second quarter and first half of 2023 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. The Company also excludes unrealized gains on marketable equity securities and gains relating to PPP loan forgiveness. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of stock-based compensation, business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe net operating income or “NOI” is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At June 30, 2023, we owned twelve same-store properties and zero non same-store properties. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Thomas O’Malley

Chief Financial Officer

Global Self Storage

1 (212) 785-0900, ext. 267

tomalley@globalselfstorage.us

Investor Relations Contact:

Ron Both

CMA Investor Relations

Tel (949) 432-7566

Email Contact

Media Contact:

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Real estate assets, net	$56,222,916	$56,884,160
Cash and cash equivalents	6,595,345	6,363,610
Restricted cash	190,243	151,397
Investments in securities	2,612,856	2,366,153
Accounts receivable	175,607	168,299
Prepaid expenses and other assets	629,542	479,458
Line of credit issuance costs, net	101,602	152,402
Interest rate cap	116,915	123,152
Goodwill	694,121	694,121
Total assets	$67,339,147	$67,382,752
Liabilities and equity
Note payable, net	$17,164,097	$17,420,854
Accounts payable and accrued expenses	1,796,778	1,622,784
Total liabilities	18,960,875	19,043,638
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 11,143,908 shares and 11,109,077 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	111,439	111,091
Additional paid in capital	49,111,072	49,029,712
Accumulated deficit	(844,239)	(801,689)
Total stockholders' equity	48,378,272	48,339,114
Total liabilities and stockholders' equity	$67,339,147	$67,382,752

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Rental income	$2,965,178	$2,862,561	$5,889,582	$5,571,345
Other property related income	98,375	95,541	190,112	188,072
Management fees and other income	22,465	20,813	44,277	40,311
Total revenues	3,086,018	2,978,915	6,123,971	5,799,728
Expenses
Property operations	1,089,977	989,251	2,211,315	2,042,985
General and administrative	809,623	653,053	1,489,335	1,331,706
Depreciation and amortization	408,538	404,462	815,379	809,383
Business development	—	33,310	5,249	42,110
Total expenses	2,308,138	2,080,076	4,521,278	4,226,184
Operating income	777,880	898,839	1,602,693	1,573,544
Other income (expense)
Dividend and interest income	86,488	23,029	128,054	46,048
Unrealized (loss) gain on marketable equity securities	(115,347)	(604,622)	246,703	(830,373)
Interest expense	(170,951)	(220,256)	(406,839)	(409,022)
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	307,210	—	307,210
Total other expense, net	(199,810)	(494,639)	(32,082)	(886,137)
Net income and comprehensive income	$578,070	$404,200	$1,570,611	$687,407
Earnings per share
Basic	$0.05	$0.04	$0.14	$0.06
Diluted	$0.05	$0.04	$0.14	$0.06
Weighted average shares outstanding
Basic	11,041,503	10,767,619	11,037,868	10,714,565
Diluted	11,083,258	10,824,760	11,081,799	10,773,643

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$578,070	$404,200	$1,570,611	$687,407
Adjustments:
Management fees and other income	(22,465)	(20,813)	(44,277)	(40,311)
General and administrative	809,623	653,053	1,489,335	1,331,706
Depreciation and amortization	408,538	404,462	815,379	809,383
Business development	—	33,310	5,249	42,110
Dividend and interest income	(86,488)	(23,029)	(128,054)	(46,048)
Unrealized loss (gain) on marketable equity securities	115,347	604,622	(246,703)	830,373
Interest expense	170,951	220,256	406,839	409,022
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	(307,210)	—	(307,210)
Total same-store net operating income	$1,973,576	$1,968,851	$3,868,379	$3,716,432

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Same-store revenues	$3,063,553	$2,958,102	$6,079,694	$5,759,417
Same-store cost of operations	1,089,977	989,251	2,211,315	2,042,985
Total same-store net operating income	$1,973,576	$1,968,851	$3,868,379	$3,716,432